Exhibit 6(f)

                           MEMORANDUM OF UNDERSTANDING

This Agreement made this ______ day of May, 1998

Between:

- --------

NETSentry Technology Inc. of Vancouver, British Columbia, Canada (hereinafter referred to as "NTI")

And:

- ----

Hewlett Packard Network System Test Division of Colorado Springs, Colorado, USA (hereinafter referred to as "NSTD")

Whereas:

NSTD is interested in marketing and distributing NTI's ProbeNET software product to specific customers on an exclusive basis; and

NTI plans on delivering ProbeNET, as specified in Section 8 of NTI's business plan, by the second quarter of calendar year 1999; and

NTI is interested in developing other distribution channels for customers not targeted by NSTD; and

Both parties are interested in a long term relationship whereby NTI becomes an integral part of NSTD's business strategy; and

Both parties are committed to ensuring ProbeNET (for its designed purpose and functionality) becomes the preferred product of Internet Service Providers for testing their Internet Protocol networks; and

Both parties are committed to ensuring ProbeNET customers receive a high level of service and support.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, IN CONSIDERATION OF THE MUTUAL PROMISES HEREINAFTER SET FORTH, THE PARTIES AGREE AS FOLLOWS:

- Based on NSTD's forecasted marketing, selling and distribution cost structure, NTI will provide NSTD with a 50% discount off the Net Selling Price of ProbeNET. The Net Selling Price is the price paid to Hewlett Packard by end user customers. When more precise estimates of NSTD's cost structure are available, the exact discount will be finalized.

- NTI will be responsible for the software development and ongoing software maintenance of ProbeNET. NTI agrees to ensure ProbeNET is Year 2000 compliant in accordance with the guidelines provided by NSTD.

-    ProbeNET will be identified as both an HP and NTI product.

- NTI is committed to providing a high level of customer satisfaction and will endeavor to deliver a high quality product. NTI plans to resolve minor bug fixes with semi-annual software updates. Major bug fixes, should they occur, will be remedied in the shortest time possible after discovery.

- Both parties agree to cooperate to ensure ProbeNET's user interface, where practical and appropriate, is compatible with other NSTD products.

- NTI will endeavor to differentiate ProbeNET from network monitoring products developed by HP's NMX division by focusing on "active intervention" capabilities.

- If NTI develops resource constraints, rather than delay the introduction of ProbeNET, functionality may be reduced in accordance with customer and NSTD priorities.

- NTI agrees to allow NSTD to have a representative on NTI's Product Strategy Committee and NSTD agrees to allow NTI to have a representative participate in the HP/NSTD Service Providers Business Team Strategy and Planning Sessions.

- In the event, HP/NSTD becomes an equity investor in NTI, NTI agrees to allow NSTD have 1 representative on NTI's Board of Directors.

- NTI will be responsible for training NSTD marketing, sales and support personnel and for assisting NSTD in training the Hewlett Packard sales organization.

- NSTD and the Hewlett Packard sales organization will be responsible for marketing and selling ProbeNET to customers noted on the attached Schedule "A". Marketing includes advertising, and promotion at marketing events (trade shows, customer seminars, industry symposiums etc.). NTI will be responsible for marketing and selling ProbeNET to small ISPs (as per the definition noted in NETSentry's business plan) unless NSTD develops an acceptable strategy for selling to the small ISP market segment.

- NSTD and the Hewlett Packard sales organization will have primary responsibility for providing installation assistance and training for end user customers.

- Product customization for end user customers will be handled on a case-by-case basis, however, where appropriate, NSTD and the HP sales organization will provide this capability.

- NSTD and the Hewlett Packard sales organization will be responsible for establishing the end user price with the objective of maximizing revenue. Potentially, the end user price could vary on a country-by-country basis.

- NTI will be responsible for assisting NSTD, when required, at marketing events.

-    NTI will be responsible for providing NSTD with demo software.

- NSTD will be responsible for developing marketing materials (brochures, promotional material) for ProbeNET. NTI will be responsible for assisting NSTD by providing technical specifications and other necessary documentation in electronic format.

The term of this agreement will cover a period of 24 months, beginning with ProbeNET's product release date. Thereafter it can be renewed annually providing both parties are in agreement. During the term of this agreement NSTD agrees not to develop or market any products that compete directly with ProbeNET; if NSTD violates this agreement, NTI has the right to terminate the agreement with 30 days notice. Otherwise, should either party be dissatisfied with the performance of the other party during the term of this agreement, they are required to notify the other party in writing. Should the other party fail to remedy the noted deficiencies within a reasonable period of time, the dissatisfied party may terminate the agreement with 6 months notice.

This Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above mentioned.

NETSentry Technology Inc.          Hewlett Packard Network System Test Division


Per:                               Per:
    --------------------------         --------------------------

Title:                             Title:
      ------------------------           ------------------------

Per:                               Per:
    --------------------------         --------------------------

Title:                             Title:
      ------------------------           ------------------------

Date:                              Date:
     -------------------------          -------------------------





                                  SCHEDULE "A"

NSTD will have exclusive worldwide marketing and distribution rights for the following customers:

- Large and mid-size ISPs ( as per the definition used in NETSentry's business plan); and

- Telephone companies; and

- Private network operators (intranets);

- Network Equipment Manufacturers.